Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

50 Fremont Street

San Francisco, California 94105

June 15, 2011

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, Delaware 19880

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Incyte Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,000,000 shares of the Company’s Common Stock, $.001 par value per share (the “Shares”), issuable pursuant to the 1997 Employee Stock Purchase Plan of Incyte Corporation (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP